UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported:  March 24, 2003

LOTUS PACIFIC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-24999	52-1947160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 730, Irvine, CA	92612
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (949) 475-1880

Item 5.    Other Events.

As previously reported on the Company’s Current Report on Form 8-K filed on February 10, 2003, the Company and T.C.L. Industries Holdings (H.K.) Limited (“TCL Industries”) settled all disputes with the Company’s prior auditors.  The prior auditors deny that they are liable for any damages, but consented to the settlement to avoid the costs of litigation.  Pursuant to an agreement dated March 24, 2003 between the Company and TCL, the Company and TCL agreed on the allocation of the settlement funds, whereby TCL Industries received $6.5 million in cash, the Company received $3.5 million in cash and the Company will be entitled to receive up to $3.5 million in cash held in an escrow account, plus interest accrued therein.  In connection with the agreement, the Company and TCL agreed to forbear from bringing claims against each other with respect to the allocation of funds or otherwise.

TCL Industries is a stockholder of the Company, holding greater than 10% of the Company’s outstanding shares.  Li Dongsheng, a director of the Company, and Vincent Yan, the CEO and a director of the Company, are directors and officers of TCL International Holdings Ltd., a publicly traded company on the Hong Kong Stock Exchange (HKSE: 1070.HK), an affiliate of TCL Industries and have a material interest in TCL International Holdings Ltd.

The agreement with TCL was reviewed and approved by a duly authorized special committee of the Company’s Board of Directors, consisting of independent directors Jian Liu and Zuoquan Lin.

Forward Looking Statements.  The statements in this Form 8-K Current Report concerning current management’s expectations are “forward looking statements” within the meaning of Section 27A of the Securities and Exchange Act of 1993, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties.  Any statements contained herein (including, without limitation, statements to the effect that the Company or management “estimates,” “expects,” “intends,” “continues,” “may,” or “will” or statements concerning “potential” or variations thereof or comparable terminology or the negative thereof), that are not statements of historical fact should be construed as forward looking statements.  These forward-looking statements are based on our management’s current views and assumptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PACIFIC, INC.

                                                                                                (Company)

Date:	March 31, 2003	By:	/s/ Yimin Foo
Yimin Foo
Chief Financial Officer